Exhibit 3.2

NSTAR ELECTRIC COMPANY

BY-LAWS

Adopted: April 19, 1977, as amended

January 22, 1987;

January 28, 1988;

May 24, 1988;

November 22, 1989;

July 22, 1999;

September 20, 1999; and

January 2, 2007

March 1, 2011

ARTICLE I

Articles of Organization

Section	I:	The name and purpose of the Corporation shall be as set forth in the Articles of Organization. These By-laws, the powers of the Corporation and its directors and stockholders, and all matters concerning the conduct and regulation of the business of the Corporation, shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles of Organization. All references in these By-laws to the Articles of Organization shall be construed to mean the Articles of Organization of the Corporation as from time to time amended or restated.

ARTICLE II

Fiscal Year

Section	I:	Except as from time to time otherwise determined by the directors, the fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December.

ARTICLE III

Offices

Section Principal Office	I:	The principal office of the Corporation shall be in the City of Boston, Suffolk County, Commonwealth of Massachusetts.

Section Other Offices	II:	The Corporation may also have offices at such other places as the Board of Directors may, from time to time, designate or the business of the Corporation may require.

ARTICLE IV

Seal

Section Form	I:	The seal of the Corporation shall be a circular die bearing the name of the Corporation, cut or engraved thereon, or shall be in such other form as the Board of Directors may from time to time determine.

Section Use	II:	The Secretary shall have custody the seal and may affix it, as may any other officer, if authorized by the Board of Directors, to any instrument requiring the corporate seal.

ARTICLE V

Meetings of Stockholders

Section Annual Meetings	I:	The annual meeting of Stockholders shall be held at the office of the Corporation in the City of Boston, Massachusetts, or at such other place in Massachusetts as the Chairman of the Board, the President, or a majority of the Directors may designate at 9:30 o’clock in the forenoon or at such time as the directors may designate on the fourth Friday in January in each year, if not a legal holiday, and if a legal holiday, then at the same hour on the next succeeding day not a legal holiday, when they shall elect by a plurality vote a Board of Directors, a Treasurer and a Secretary, and transact such other business as may properly be brought before the meeting as prescribed by law, by the Articles of Organization, and by these By-laws which may be specified by the Board of Directors or by writing signed by the Chairman of the Board, the President, or by a majority of the directors, or by three or more stockholders who are entitled to vote and who hold at least one-tenth part in interest of the capital stock. No ballot shall be required unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. If such annual meeting is omitted on the day herein provided therefor, a special meeting, or action by unanimous written consent of stockholders, may be held in place thereof, and any business transacted or elections held at such meeting shall have the same effect as if transacted or held at the annual meeting.

Section Quorum, Right to Vote and Proxy	II:	The holders of a majority of the shares of stock issued and outstanding, and entitled to vote at all meetings, present in person or represented by proxy, shall be requisite for, and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by law, by the Articles of Organization or any amendment thereto, or by these By-laws. If, however, the holders of a majority of such stock shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or by proxy, shall have power by a majority vote of those present, to adjourn the meeting from time to time without notice other than announcement at the meeting, until the holders of the amount of stock requisite to constitute a quorum shall be present in person or by proxy. At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally noticed.

At each meeting of the stockholders each stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by instrument executed in writing, by such stockholder or by his duly authorized attorney, but no proxy shall be valid after the expiration of six months from the date thereof, and no proxy shall be valid after the final adjournment of the meeting. Every holder of record of stock having voting power shall be entitled to one vote for every share of stock standing in his name on the books of the Corporation. The vote for directors, Treasurer, Secretary, and upon any question before the meeting shall be by ballot upon the demand of any stockholder or his duly authorized proxy. All elections shall be determined and all questions decided by a plurality vote, except as otherwise provided by law, by the Articles of Organization or any amendment thereto, or by these By-laws.

Section Special Meetings	III:	Special meetings of the stockholders may be called to be held anywhere in Massachusetts by the Chairman of the Board, the President, or by a majority of the directors, and shall be called by the Secretary, or in the event of his death, absence, incapacity or refusal by any other officer, upon the written application of one or more stockholders who hold at least one-tenth part in interest of the stock entitled to vote thereat, stating the time, place and purpose of the meeting. Action may also be taken by the stockholders by unanimous written consent.

Section Notice of Meetings	IV:	A written or printed notice of the place, date, time and purpose of each meeting of the stockholders, shall be given by the Secretary to every stockholder entitled to vote at such meeting, not less than seven (7) days before the date of such meeting and shall be sufficient notice if left with the stockholder or at his residence or usual place of business, or by mailing it, postage prepaid and addressed to such stockholder at his address as it appears upon the books of the Corporation, unless he shall have signed with the Secretary of the Corporation, a written request that notices to him be mailed to some other address, in which case, it shall be directed to him at such other address.

Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy. Notice of an adjourned meeting need not be given if the time and place to which the meeting shall be adjourned were announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which may have been transacted at the original meeting.

ARTICLE VI

Directors

Section Powers	I:	The Board of Directors have and may exercise all the powers of the Corporation, except such as are conferred upon the stockholders by law, by the Articles of Organization, and by these By-laws.

Section Number of Directors	II:	The property, affairs and business of the Corporation shall be managed by a Board of Directors which shall consist of not less than three. Directors need not be stockholders of the corporation.

Section Election and Term of Office	III:	The directors shall be elected at the annual meeting of the stockholders in each year, or at any adjournment thereof, or in case of failure to elect at such meeting, then at any special meeting called for the purpose. Each director shall be elected to serve until the next annual meeting of stockholders and thereafter until his successor shall be chosen and qualified.

Section Quorum	IV:	At any meeting of the directors, a quorum for the transaction of all business shall consist of a majority of the directors then in office. Whether or not a quorum is present, any meeting may be adjourned from time to time by a vote of the majority of the directors present, and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting, the votes of a majority of the directors present shall be requisite and sufficient for the transaction of all business brought before such meeting, except in any case, where a larger vote is required by law, by the Articles of Organization or by these By-laws.

Section Meetings and Notice Thereof	V:	A meeting of the Board of Directors in each year shall be held as soon as conveniently possible after the meeting of the stockholders at which they are elected.

Special meetings of the Board of Directors shall be called by the Secretary or by any other officer of the Company upon the written request by the Chairman of the Board, the President, or any Vice President, or any two directors and shall be held at such times and at such places as may be designated in the request for and call of the meeting.

All meetings of the Board of Directors may be held either within or without the Commonwealth of Massachusetts.

Notice of all special meetings of the Board, and notice of all other meetings of the Board of which notice is required, shall be given at least 24 hours before the meeting by the Secretary or other officer performing his duties to each director in person or by telephone, or sent by mail or by telegraph. Meetings may be held at anytime and place without notice if all the directors are present or if those not present waive notice either before or after the meeting.

Section Committees	VI:	The Board of Directors, by vote of a majority of the directors then in office, may elect from its number, an Executive Committee or other committees and may delegate thereto some or all of its powers except those which by law, by the Articles of Organization, or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties, shall keep records of its meetings and shall, upon request, report its action to the Board of Directors. The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

Section Compensation of Directors	VII:	Directors, as such, shall not receive any stated for salary their services, but by resolution of the Board, a fixed sum, plus additional expenses for attendance may be allowed, but nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receive compensation therefore. Like compensation may be allowed to members or special or standing committees for attending committee meetings.

ARTICLE VII

Officers and Agents

Section General	I:	The officers of the Corporation shall consist of the Board, a President, a Secretary, a Treasurer, and such other officers and agents as the Board of Directors or Executive Committee may in their discretion appoint. Any two of such offices may be occupied by the same person.

Section Election, Appointments and Term of Office	II:	The Board of Directors, at its first meeting after the election of directors by the stockholders, shall choose stockholders, shall choose a Chairman of the Board of Directors and a President from among their own number, and such Vice Presidents, a Controller and other officers as they shall determine necessary, none of whom need be members of the Board. The Board may appoint such other officers and agents as it shall determine necessary, who hold their offices for such terms, and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

The Treasurer and Secretary shall be elected at the annual meeting of the stockholders. The Secretary shall be a resident of the Commonwealth of Massachusetts. The Treasurer and Secretary shall hold their offices until the next annual meeting of the stockholders and until their successors are chosen and qualified.

The remaining officers of the Corporation shall hold office until the first meeting of the Board of Directors after the next succeeding annual meeting of stockholders and until their successors are chosen and qualified.

Section Powers	III:	Subject to law, to the Articles of Organization and to the other provisions of these By-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such duties and powers as the directors may from time to time designate.

Section Chairman of the Board of Directors	IV:	The Chairman of the Board of Directors may, if so designated by such Board, be the Chief Executive Officer and/or the Chief Operating Officer of the Corporation. He shall have the general and active management of the business of the Corporation and general and active supervision and directors over their duties officers, agents and employees and shall see that the duties are properly performed. He may, if present, preside at each meeting of the stockholders and of the Board of Directors and shall be an ex officio member of all committees of the Board. He shall perform all duties incident to the office of Chairman of the Board and Chief Executive Officer and Chief Operating Officer, if so designated, and such other duties as may from time to time be assigned to him by the Board.

Section President, Vice Presidents,	V:	The President may, if so designated by the Board of Directors, be the Chief Executive Officer and/or Chief Operating Officer of the Corporation and shall, subject to the direction of the Chairman of the Board and the Board of Directors, have general supervision and control of its business. He shall be ex officio a member of the Executive committee and all standing committees, and shall have the general powers and duties of supervision and management usually vested in the Office of the President of a Corporation. At the request of the Chairman of the Board, or in case of his absence or his inability to act, the President shall perform the duties of the Chairman of the Board and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chairman of the Board. He shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board, or these By-laws.

Each Vice President shall have such powers and perform all such duties as from time to time may be assigned to him by the Board, the Chairman of the Board, or the President.

Section Treasurer	VI:	The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in such depositories as may be designated by the officials of the Corporation. He shall disburse funds of the Corporation in such manner as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board, the President, the Chief Financial Officer, and directors, an account of his activities as Treasurer whenever they shall require the same.

He shall give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties, satisfactory to the Board, for the faithful performance of the duties of his office, and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section Secretary	VII:	The Secretary shall be a resident of the Commonwealth of Massachusetts. It shall be his duty to record in books kept for the purpose all votes and proceedings of the stockholders and of the Board of Directors; and perform like duties for the Standing Committees when required. He shall further see that all notices are duly given in accordance with the provisions of these By-laws and as required by law; be custodian of the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal. He shall further be the custodian of the stock ledger, stock certificate book, and minute books of the Corporation and its committees and other formal records and documents relating to the corporate affairs of the Company; and in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board, or the President.

Section Controller	VIII:	The Controller of the Corporation shall have full control of all the books of account of the Corporation and keep a true and accurate record of all property owned by it, of its debts and of its revenues and expenses and shall keep all accounting records of the Corporation other than the record of receipts and disbursements and those relating to the deposit or custody of money and securities of the Corporation, and shall also make reports to the directors and others of his activities as Controller of this Corporation and shall report directly to the Chief Financial Officer.

ARTICLE VIII

Vacancies, Resignations and Removals

Section Vacancies	I:	If the office of any director or member of the Executive Committee or of any officer, one or more, becomes vacant by reason of death, resignation, removal, disqualification or otherwise, the directors or the remaining directors, at any regular or special meeting of the Board, may appoint a successor who shall hold office for the unexpired term. The Executive Committee shall have like power to fill any such vacancy in any office to which the Executive Committee has power to appoint, unless such vacancy shall have been filled by the Board of Directors.

In case of the temporary absence or disability of any officer, the directors may appoint a substitute to perform the duties of such officer during his absence or disability, and such appointment shall be conclusive evidence of the authority of such officer.

Section Resignations	II:	Any director or officer may resign at any time by delivering his resignation in writing to the President or the Secretary or to a meeting of the directors. Such resignation shall take effect at such time as is specified therein, or if no such time is so specified, then upon delivery thereof.

Section Removals	III:	Except as otherwise provided in the Articles of Organization or by law,

(a) directors and officers elected by stockholders, including persons elected by directors to fill vacancies in the Board or in such offices, may be removed from their respective offices with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors or such officers, as the case may be, provided that the directors or such officers, as the case may be, provided that the directors elected by a particular class of stockholders and officers elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors or officers, as the case may be;

(b) officers elected or appointed by the directors may be removed from their respective offices with or without cause by vote of a majority of the directors then in office;

(c) any director, and any officer elected by the stockholders, may be removed from his office for cause by vote of a majority of the directors then in office.

A director or officer may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him. The directors may terminate or modify the authority of any agent or employee.

ARTICLE IX

Indemnification of Directors and Others

Section	I:	The corporation shall indemnify each of its directors and officers against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or employment or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which indemnification is forbidden by applicable law or as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or, to the extent that such matter relates to service with respect to an employee benefit plan, as in the best interests of the participants or beneficiaries of such plan. As to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or (c) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested director or officer.

In discharging his duties any director or officer, when acting in good faith, shall be fully entitled to rely upon such information, opinions, reports or records, including financial statements, books of account and other financial records, in each case presented or prepared by, or under the supervision of, (a) one or more officers or employees of the corporation (or of another organization in which he serves as contemplated by this Article IX) whom the director or officer reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters which the director or officer reasonably believes to be within such person’s professional or expert competance, or (c) in the case of a director, a duly constituted committee of the board of directors (or similar governing body of such other organization) upon which he does not serve as to matters within its delegated authority, which committee the director reasonably believes to merit confidence, but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted. The fact that a director or officer so relied shall be a complete defense to any claim asserted against him, except as expressly provided by statute, by reason of his being or having been a director or officer of the corporation (or such other organization).

No director or officer shall be liable for any act, omission, step or conduct taken or had in good faith, which (whether by condition or otherwise) is required, authorized or approved by any order or orders issued pursuant to any Federal, state or municipal statute, regulation or other lawful authority regulating the company by reason of its being a public utility company or being affiliated with public utility holding companies or by reason of its or their activities as such, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court or regulatory body. In the event that the foregoing provisions of this paragraph are found by the court or regulatory body not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director or officer shall be reimbursed for, or indemnified against, all loss, liability and expense incurred by him or imposed on him, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be provided as in the best interest of the corporation as heretofore provided in this Article IX. Such loss, liability and expense shall include, but shall not be limited to, judgments, court costs and attorneys’ fees.

Expenses incurred with respect to the defense or disposition of any action, suit or proceeding heretofore referred to in this Article IX shall be advanced by the corporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification, which undertaking shall be accepted without reference to the financial ability of the recipient to make such repayment. If in an action, suit or proceeding brought by or in right of the corporation, a director or officer is held not liable, whether because relieved of liability under the first paragraph of this Article IX or he shall be deemed to have been entitled to indemnification for expenses incurred in defense of said action, suit or proceeding.

As used in this Article IX:

(i) The term “officer” includes (a) persons who serve at the request of the corporation as director or officer of another organization and (b) officers of the corporation and its affiliates who serve in any capacity with respect to benefit plans for the corporation’s employees.

(ii) An “interested” director or officer is one against whom in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending

Nothing contained in this Article IX shall limit the power of the corporation to indemnify directors or officers for expenses incurred in suits, actions, or other proceedings initiated by such director or officer. The rights provided in this Article IX shall not be exclusive of or affect any other right to which any director or officer may be entitled and such rights shall inure to the benefit of his successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement allowable under the laws of The Commonwealth of Massachusetts.

No amendment to or repeal of this Article IX shall apply to have any effect upon the liability, exoneration or indemnification of any director or officer for or with respect to any acts or omissions of the director or officer occurring prior to such amendment or repeal.

ARTICLE X

Stock

Section Stock Authorized	I:	The total number of shares and the par value, if any, of each class of stock which the Corporation is authorized to issue, and if more than one class is authorized, a description of each class with the preferences, voting powers qualifications and special and relative rights and privileges as to each class and any series thereof, shall be as stated in the Articles of Organization.

Section Issue of Authorized Unissued Capital Stock	II:	Any unissued capital stock from time to time authorized under the Articles of Organization may be issued by vote of the directors. No such stock shall be issued unless the cash, so far as due, or the property, services or expenses for which it was authorized to be issued, has been actually received or incurred by, or conveyed or rendered to, the Corporation.

Section Certificates of Stock	III:	The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board, the President, or Vice President and by the Treasurer, and the seal of the Corporation shall be affixed thereto.

Section Transfers	IV:	Subject to the restrictions, if any, imposed by the Articles of Organization, these By-laws or any agreement to which the Corporation is a party, shares of stock shall be transferred on the books of the Corporation only by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed. Except as may be otherwise required by law, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws. It shall be the duty of each stockholder to notify the Corporation of his post office address.

Section Lost, Mutilated, or Destroyed Certificates	V:	Except as otherwise provided by law, the Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of any certificate alleged to have been lost, mutilated or destroyed. It may, in its discretion, require the owner of a lost, mutilated or destroyed certificate, or his legal representative, to give a bond, sufficient in its opinion, with or without surety, to indemnify the Corporation against any loss or claim which may arise by reason of the issue of a certificate in place of such lost, mutilated or destroyed stock certificate.

Section Transfer Agent and Registrar	VI:	The Board of Directors may appoint a transfer agent or a registrar or both for its capital stock or any other class or series thereof and require all certificates for such stock to bear the signature or facsimile thereof of any such transfer agent or registrar.

Section Closing of Transfer Books	VII:	The Board of Directors or stockholders of the Corporation, at any special or stated meeting, may in their discretion, close the transfer books prior to any meeting of the stockholders, annual or special, or the date appointed for the payment of a dividend, for a period not exceeding forty days, during which no transfer of stock on the books of the Corporation shall be made.

Section Receipts for Securities	VIII:	All receipts for stocks, bonds, or other securities received by the Corporation shall be signed by the Treasurer or an Assistant Treasurer or by such other person or persons as the Board of Directors or Executive Committee shall designate.

ARTICLE XI

Miscellaneous Provisions

Section Corporate Records	I:	The original, or attested copies, of the Articles of Organization, By-laws and records of all meetings of the incorporators and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept in Massachusetts at the principal office of the Corporation, or at such other office of the Corporation as may be determined by the Board of Directors, or at the office of its transfer agent. Said copies and records need not all be kept in the same office.

Section Dividends	II:	Dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, out of any net earnings or surplus of the Corporation.

Section Contributions	III:	Contributions may be made in such amounts as the directors or officers of the Company may determine to be reasonable, to corporations, trusts, funds or foundations, organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earnings of which inures to the benefit of any private shareholder or individual; provided that such contributions in any fiscal year shall not in the aggregate exceed one-half of one percent (1/2 of 1%) of the capital and surplus of the Corporation as of the end of the preceding fiscal year, unless contributions in excess of one-half of one per cent of such capital and surplus shall be authorized by the stockholders of the company at a regular or special meeting. Nothing in this section shall be construed as directly or indirectly restricting or otherwise affecting, except as herein provided, the rights and powers of the Company with references to payments of the nature above specified.

Section Checks, Noted, Bonds and Other Instruments	IV:	All checks or demands for money and notes of the Corporation shall be signed by such person or persons (who may or may not be an officer or officers of the Corporation) as the Board of Directors may from time to time designate. All bonds, mortgages and other instruments requiring a seal shall be executed by the Chairman of the Board, the President, or a Vice President, except as the directors may generally or in particular cases otherwise determine.

Section Voting of Securities	V:	Except as the Directors may generally or in particular cases otherwise specify, the Chairman of the Board, the President, or the Treasurer may on behalf of the Corporation vote or take any other action with respect to shares of stock or beneficial interest of any other Corporation, or of any association, trust or firm, of which any securities are held by this Corporation, and may appoint any person or persons to act as proxy or attorney-in-fact for the Corporation, with or without power of substitution, at any meeting thereof.

Section Inspection of Books	VI:	The Board of Directors shall have power to determine whether and to what extent, and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (other than the books required by statute to be open to the inspection of stockholders), or any of them, shall be open to the inspection of stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as such right may be conferred by the statues of the Commonwealth of Massachusetts or by resolution of the directors or of the stockholders.

Section Directors’ Annual Statement	VII:	The Board of Directors may present at each annual meeting, and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the Corporation.

Section Amendments	VIII:	These By-laws may be amended or repealed in whole or in part by the affirmative vote of the holders of a majority of the shares of each class of the capital stock at the time outstanding and entitled to vote at any annual or special meeting of stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of such meeting. If authorized by the Articles of Organization, the directors may make, amend or repeal the By-laws, in whole or in part, except with respect to any provision thereof which by law, the Articles of Organization or the By-laws requires action by the stockholders.

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